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                                                                      Exhibit 11

                     BED BATH & BEYOND INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS

                                                            Three Months Ended                 Nine Months Ended
                                                     November 29,      November 24,      November 29,      November 24,
                                                        1997              1996              1997               1996
                                                     -----------       -----------       -----------       -----------
Weighted average number of shares outstanding         68,906,985        68,471,672        68,779,209        68,363,010
 Dilutive effect of common equivalent shares
  (stock options) outstanding                          2,329,544         2,191,986         2,226,896         2,157,368
                                                     -----------       -----------       -----------       -----------
Weighted average number of shares and dilutive
  common equivalent shares (stock options)
  outstanding                                         71,236,529        70,663,658        71,006,105        70,520,378
                                                     ===========       ===========       ===========       ===========
Net earnings                                         $18,943,000       $13,880,000       $48,297,000       $36,699,000
                                                     ===========       ===========       ===========       ===========
Net earnings per share                               $      0.27       $      0.20       $      0.68       $      0.52
                                                     ===========       ===========       ===========       ===========


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